                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

    AMENDMENT No. 1, dated as of November 22, 1996 (the "Amendment"), to the Agreement and Plan of Merger dated as of October 16, 1996 (the "Merger Agreement"), among Tenet Healthcare Corporation, a Nevada corporation ("Parent"), OHC Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and OrNda Healthcorp., a Delaware corporation (the "Company").

    WHEREAS, Parent, Sub and the Company have agreed to amend the Merger Agreement to make certain modifications to certain provisions governing employee benefit matters;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. AMENDMENT TO THE MERGER AGREEMENT. Exhibit C to the Merger Agreement is hereby amended and restated to read in its entirety as set forth in Attachment 1 hereto.

    2. MISCELLANEOUS. Except as expressly amended and modified hereby, the Merger Agreement is hereby reaffirmed and remains in full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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    IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          TENET HEALTHCARE CORPORATION

                                          By: /s/ JEFFREY C. BARBAKOW

                                             -----------------------------------
                                             Name:  Jeffrey C. Barbakow
                                             Title: Chairman and Chief Executive
                                                    Officer

Attest:

By: /s/ LINDA DAVIS
--------------------------------------
   Name:  Linda Davis
   Title: Senior Administrative
          Assistant

                                          OHC ACQUISITION CO.

                                          By: /s/ JEFFREY C. BARBAKOW

                                             -----------------------------------
                                             Name:  Jeffrey C. Barbakow
                                             Title: Chairman and Chief Executive
                                                    Officer

Attest:

By: /s/ LINDA DAVIS
--------------------------------------
   Name:  Linda Davis
   Title: Senior Administrative
          Assistant

                                          ORNDA HEALTHCORP

                                          By: /s/ W. LARRY HOUGH

                                             -----------------------------------
                                             Name:  W. Larry Hough
                                             Title: Executive Vice President and
                                                    Chief Operating Officer

Attest:

By: /s/ RONALD P. SOLTMAN
--------------------------------------
   Name:  Ronald P. Soltman
   Title: Senior Vice President

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                                                                    ATTACHMENT 1

                                CERTAIN BENEFITS

    1. From and after the Effective Time, Parent will cause the Surviving Corporation to honor, pay and perform all obligations under each Plan (including but not limited to under each employment, severance, termination or similar agreement or arrangement with any current or former officer or other employee of Company or any Company Subsidiary) in accordance with the terms thereof in effect as of the date hereof (or, with the written approval of Parent, as the same may be amended from time to time after the date hereof).

    2. Except as may otherwise be required under any collective bargaining agreement, Parent will cause each employee pension, welfare, incentive, fringe and other benefit and compensation plan and program of Parent and its subsidiaries (the "Parent Benefit Programs") to provide for the participation therein of the officers and other employees of Company and the Company Subsidiaries (collectively, the "Company Employees"), in each case, pursuant to the terms of such Parent Benefit Program applicable to similarly situated officers and other employees of Parent and its subsidiaries. In connection therewith, Parent will cause each Parent Benefit Program to (i) recognize for all purposes under each such program all service completed by each Company Employee prior to the Effective Time with Company, any Company Subsidiary or any of their respective affiliates or predecessors to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan and (ii) waive (except with respect to any Parent Benefit Program providing disability benefits) any actively-at-work requirements and exclusions for pre-existing conditions of the Company Employees and their dependents and to recognize any co-payments, deductibles or similar amounts or costs incurred by any such Company Employee under a comparable Plan during the plan year in which the commencement of such Company Employee's participation in the applicable Parent Benefit Program occurs.

    3. Effective on the date hereof, Company (subject to consultation with Parent as to the specific terms thereof) will implement and, for the two-year period following the Effective Time, Parent will, or will cause the Surviving Corporation to, continue to maintain a severance plan (the "Severance Plan") (i) covering all of the employees of Company located at (or otherwise employed full-time to perform services for) the Company's headquarters in Nashville, Tennessee or one of its regional offices located in Irvine, California, Phoenix, Arizona or Miami, Florida and the Chief Executive Officer of each hospital operated by Company or a Company Subsidiary (each, a "Hospital CEO"), other than any such employee who, as of the Effective Time, is covered by an effective employment agreement or Severance Protection Agreement, and (ii) otherwise containing the terms and providing the benefits described herein. The Severance Plan will provide for the payment of the severance benefits described herein to each covered employee whose employment is terminated after the date hereof and on or prior to the second anniversary of the Effective Time by Company, a Company Subsidiary or the Surviving Corporation (other than for "cause" as to be defined in the Severance Plan) or by such employee for "Good Reason," as defined in Section 4. Severance benefits provided under the Severance Plan will be paid in cash, on a salary continuation basis consistent with Parent's existing payroll practices, commencing upon an eligible employee's termination of employment, at a rate equal to such employee's highest rate of annual base salary in effect during the period from the date hereof to the date of such termination (the "Measurement Period") for a period of time as follows: (i) in the case of an employee having the title at the relevant time of Assistant Vice-President or Hospital CEO, one year, (ii) in the case of an employee having the title at the relevant time of Director, nine months, (iii) in the case of an employee having the title at the relevant time of Manager, six months, (iv) in the case of an employee who, at the relevant time, is otherwise classified as an exempt employee, four months and (v) in the case of an employee who, at the relevant

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time, is classified as a non-exempt employee, a period of months determined in accordance with the following schedule:

NUMBER OF YEARS
OF SERVICE COMPLETED                                                   FACTOR FOR
PRIOR TO TERMINATION                                                  DETERMINING
OF EMPLOYMENT                                                        SEVERANCE PAY
------------------------------------------------------------------  ----------------
less than one year................................................        two months

one year but less than three years................................      three months

three years but less than five years..............................       four months

five or more years................................................       five months

    Solely in the case of an employee having the title at the relevant time of Assistant Vice-President, such employee will also receive at the time such employee would next have been eligible to receive an annual bonus, an amount equal to the greatest of (I) such employee's highest annual target incentive bonus for any fiscal or calendar year beginning during the Measurement Period,
(II) such employee's highest annual bonus paid for any fiscal or calendar year ending during the Measurement Period or (III) such employee's annual target bonus for the fiscal year of the Company ending August 31, 1996.

    Any covered Employee entitled to severance benefits under the Severance Plan will, in addition to the payments described above, be entitled to continue participation in Parent's 401(k) qualified savings plan (or, if such participation is not permitted under the terms of such plan, equivalent benefits on a non-qualified basis) and in those Parent Benefit Programs providing medical, life, and other welfare benefits (excluding any Parent Benefit Program providing disability benefits) in which such employee was a participant immediately prior to the date of termination of employment, for the period ending on the earlier of (x) the last date with respect to which salary continuation payments are required to be made to such employee in accordance with the terms hereof and (y) the date comparable coverage (including coverage of pre-existing conditions) is provided to such employee under a plan of a new employer, at a cost to such employee no greater than the cost, if any, of such coverage to such employee immediately prior to his termination of employment. Benefits under the Sever ance Plan will be in lieu of any other severance benefits to which any such covered employee may otherwise be entitled under the terms of any other plan or arrangement of Parent, Company or any subsidiary.

    4. For purposes of Section 3, "Good Reason" for termination by the employee of the employee's employment shall mean the occurrence (without the employee's express written consent) of any one of the following acts or failures to act by Parent, the Company, or the Surviving Corporation, as the case may be, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the date of termination of employment:

        (I) a material diminution in the employee's title, authorities or responsibilities from those in effect immediately prior to such termination or, if greater, those in effect immediately prior to the Effective Time;

       (II) a reduction in the employee's annual base salary or hourly salary as in effect immediately prior to the Effective Time except for across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

       (III) the relocation of the employee's office at which he is to perform his duties, to a location that increases his one-way commute by more than thirty (30) miles from his commute to the location at which the employee performed his duties immediately prior to the Effective Time, except for required travel on Company's business to an extent substantially consistent with his business travel obligations prior to the Effective Time; or

       (IV) the failure to continue to provide the employee with benefits substantially similar in value to the employee in the aggregate to those enjoyed by the employee under Company's pension, life

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    insurance, medical, health and accident, or disability plans in which the employee was participating immediately prior to the Effective Time, unless the employee participates after the Effective Time in other comparable benefit plans generally available to employees of the Company and employees of any person in control of the Company.

    5. The Company shall take all necessary action to provide that, not later than five (5) business days prior to the Effective Time, (i) any outstanding options to purchase Shares under Company's Stock Purchase Plan shall terminate (the "Stock Purchase Plan Termination Date"), and (ii) all amounts allocated to each participant's account under the Company Stock Purchase Plan shall thereupon
(x) be used to purchase from Company newly-issued whole Shares at a price equal to the lesser of (a) 85% of the closing price per Share on the New York Stock Exchange on September 1, 1996 and (b) 85% of the closing price per Share on the New York Stock Exchange on the Stock Purchase Plan Termination Date, or (y) returned to the participant. At the Effective Time, any Shares so purchased will be treated as provided in Section 3.1 of the Agreement. From and after the date hereof, participants in the Stock Purchase Plan will not be permitted to increase the rate of their contributions to the Stock Purchase Plan.

    6. With respect to the Plans listed on Schedule A hereto (the "Change in Control Plans"), Parent and Company confirm that, pursuant to the terms of the Change in Control Plans as in effect on the date hereof, the approval by Company shareholders of the Merger (or, with respect to the form of Indemnification Agreement, the consummation of the Merger) will constitute a Change in Control for purposes of such plans (assuming, where explicitly provided in the applicable plan or agreement, that the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer (i) changes after the Change of Control or within 180 days thereafter, except as the result of their death or Disability, or (ii) changes prior to the Change of Control at the direction of Parent).

    7. Parent hereby acknowledges and agrees that, effective as of the date hereof and to induce Executive (as defined below) to remain in the employment of Company during the transition period beginning on the date hereof, the Employment Agreement, dated as of May 1, 1996 (the "Employment Agreement"), by and between Company and William L. Hough (the "Executive") will be amended and supplemented to provide that (i) on or prior to December 31, 1996, the Company will make a lump sum cash payment to Executive (the "Advance") in an amount equal to approximately $2.1 million, as an advance payment of a portion of the benefits that are payable to Executive under Section 11(d)(ii) of the Employment Agreement in the event of a Change in Control of Company (as defined therein) and the subsequent termination of Executive's employment, (ii) in the event of the termination of Executive's employment under the circumstances described in
Section 11(d) of the Employment Agreement, the lump sum cash payment to which Executive will then be entitled under Section 11(d)(ii) of the Employment Agreement in connection with such termination will be reduced by an amount equal to the Advance and will otherwise be paid to Executive in accordance with
Section 11(d)(iv) of the Employment Agreement and (iii) in the event that (x) the Merger is not consummated on or prior to August 1, 1997 (the "Expiration Date") or (y) Executive's employment is not terminated under the circumstances described in Section 11(d) of the Employment Agreement prior to the first anniversary of the Effective Time (the "First Anniversary"), Executive's base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation will be reduced by an aggregate amount equal to the Advance in such manner and in such increments as Company or the Surviving Corporation, as the case may be, deems appropriate; provided, however, that in the event Executive's employment is terminated by Executive without Good Reason or by Parent, Company or the Surviving Corporation for "cause" (as defined in the Employment Agreement), Executive shall repay to Company within ten (10) business days following the date of such termination of employment an amount equal to the excess, if any, of (a) the amount of the Advance over (b) the aggregate amount by which Executive's base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation have been reduced as provided above. In addition, Company and Parent shall cooperate in taking such reasonable actions as may be necessary to preserve the deductibility under section 162(m) of the Code of the Advance, including (without limitation) by terminating Executive's employment with or position as an executive officer of Company prior to the Effective Time, provided, that

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no such action will be taken that would adversely affect Executive's entitlement to the severance benefits provided under Section 11(d)(ii) of the Employment Agreement or preclude the acceleration of the exercisability of Executive's employee stock options pursuant to the terms of Company's 1994 Management Equity Plan.

    8. From and after the date hereof, Parent acknowledges and agrees that, in the case of each Company Employee who (i) may be subject to the excise tax on "excess parachute payments" under Section 280G of the Code by reason of the acceleration of the vesting of certain Employee Stock Options in connection with the Merger and (ii) elects to exercise any vested Employee Stock Options prior to the end of the 1996 calendar year, to assist such Company Employee in satisfying his obligations to pay the exercise price and income tax withholding obligations associated with the exercise of any such Employee Stock Options (the "Aggregate Exercise Obligations"), Company may, upon the request of such Company Employee, and in accordance with the terms of the applicable stock option agreement and stock option plan (i) withhold a number of Shares having a fair market value, as defined in the Company's 1994 Management Equity Plan, equal to the applicable Aggregate Exercise Obligations, or (ii) subject to all applicable margin rules, extend a loan to such Company Employee, in the principal amount of such Aggregate Exercise Obligations, which loan shall (w) bear interest at an annual rate equal to the average cost of Company's bank indebtedness obligations outstanding as of the date of such loan, (x) be secured by all the Shares purchased with the proceeds of such loan (or by other property of equal value acceptable to Company and Parent), (y) have a term not to exceed one year, with such loan coming due upon the earlier sale of the Shares securing such loan, and (z) be subject to such other terms and conditions as Company and Parent shall reasonably require; provided, that such Share withholding or secured loan shall be subject to the condition that such action would not preclude the treatment of the Merger as a pooling of interests for accounting or financial reporting purposes.

    9. It is agreed that the "caps" described under the employment agreements for Messrs. Martin, Pitts and Hough and under the form of Severance Protection Agreement for purposes of Section 280G of the Code apply only to reduce severance and other amounts payable under such agreements, and do not apply to the acceleration of stock options under Company's 1994 Management Equity Plan.

    10. Parent hereby acknowledges and agrees that, effective as of the date hereof and to induce certain Company officers named below (the "Designated Officers") to remain in the employment of the Company at least during the transition period beginning on the date hereof, the Company and each such Designated Officer will enter into an agreement which will provide that (i) on or prior to December 31, 1996, the Company will make a lump sum cash payment to each Designated Officer (each a "Special Advance" and, collectively, the "Special Advances") in the following amounts: Anthony Krayer-$600,000; Dominick Bianco-$506,250; Alan Thomas-$450,000; Phillip Roe-$400,000; and Kenneth Westbrook-$5,000, as advance payments of a portion of the benefits that are payable to each such Designated Officer under Sections 6.01(A) and 6.01(B) of their respective Severance Protection Agreements in the event of a Change in Control of Company (as defined therein) and the subsequent termination of any such Designated Officer's employment, (ii) in the event of termination of a Designated Officer's employment under the circumstances described in Section
6.01 of his Severance Protection Agreement, the lump sum cash payment to which such Designated Officer will then be entitled under Sections 6.01(A) and 6.01(B) of his Severance Protection Agreement in connection with such termination will be reduced by an amount equal to the Special Advance previously paid to such Designated Officer and will otherwise be paid to such Designated Officer in accordance with Section 6.03 of his Severance Protection Agreement and (iii) in the event that (x) the Merger is not consummated on or prior to August 1, 1997 (the "Expiration Date") or (y) the employment of any Designated Officer is not terminated under the circumstances described in Section 6.01 of his Severance Protection Agreement prior to the first anniversary of the Effective Time (the "First Anniversary"), the base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation of any such Designated Officer will be reduced by an aggregate amount equal to the Special Advance previously paid to such Designated Officer in such manner and in such increments as Company or the Surviving Corporation, as the case may be, deems appropriate; provided, however, that in the event the employment of any Designated Officer is

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terminated by any Designated Officer without Good Reason or by Parent, Company or the Surviving Corporation for "cause" (as defined in the respective Severance Protection Agreements), any such Designated Officer shall repay to Company within ten (10) business days following the date of such termination of employment an amount equal to the excess, if any, of (a) the amount of the Special Advance previously paid to such Designated Officer over (b) the aggregate amount by which such Designated Officer's base salary, annual and long-term incentive compensation bonuses, stock option compensation, severance payments and other compensation have been reduced as provided above. In addition, Company and Parent shall cooperate in taking such reasonable actions, if any, as may be necessary to preserve the deductibility under section 162(m) of the Code of the Special Advances, including (without limitation) by terminating any such Designated Officer's employment with or position as an officer of Company prior to the Effective Time, provided, that no such action will be taken that would adversely affect any such Designated Officer's entitlement to the severance benefits provided under Section 6.01 of his Severance Protection Agreement or preclude the acceleration of the exercisability of the employee stock options of any such Designated Officer pursuant to the terms of Company's 1994 Management Equity Plan.

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                                   SCHEDULE A

    1.  Martin, Pitts and Hough Employment Agreements

    2. Indemnification Agreement with Ronald P. Soltman and any other indemnification agreement of substantially the same form (the "form of Indemnification Agreement")

    3. 1994 Management Equity Plan and any stock option agreement evidencing options granted thereunder that does not define the term "Change of Control" other than as defined in such plan

    4. Outside Directors Stock Option Plan and any stock option agreement evidencing options granted thereunder that does not define the term "Change of Control" other than as defined in such plan

    5.  Incentive Bonus Plan

    6.  1994 Annual Incentive Plan for Officers

    7. Severance Protection Agreement with Ronald P. Soltman and any other severance protection agreement of substantially the same form (the "form of Severance Protection Agreement")

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